Exhibit 99.1
News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
James W. Dean
VP, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Reports Record First Quarter 2006 Results
Conference Call / Webcast Tomorrow (May 11th) at 12 p.m. Eastern Time
DENVER, CO — (PR Newswire) — May 10, 2006 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) today announced its results for the three months ended March 31, 2006. Financial and operational tables for the three months follow this commentary.
Highlights
•	Record quarterly revenue of $10.8 million, a 96% year-over-year increase;

•	Record quarterly gross profit of $5.6 million, a 93% year-over-year increase;

•	Record quarterly EBITDA of $3.9 million, a 165% year-over-year increase;

•	Quarterly cash flow from operating activities of $3.6 million, an 87% year-over-year increase;

•	20% year-over-year growth in quarterly production;

•	Approximately 80% sequential growth in quarterly Texas / Barnett Shale production;

•	108% year-over-year growth and 37% sequential growth in quarterly oilfield services revenue;

•	59% year-over-year growth and 20% sequential growth in quarterly oilfield services jobs; and

•	215% year-over-year growth and 62% sequential growth in quarterly fracturing jobs.
First Quarter Results
The Company reported revenue of $10.8 million for the three months ended March 31, 2006, a 96% increase over the $5.5 million in the prior year period. Gross profit for the three months was $5.6 million, a 93% increase over the $2.9 million in the prior year period.
EBITDA (earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value and ceiling write-down of oil and gas properties) for the three months ended March 31, 2006 was a quarterly record $3.9 million, a 165% increase over the $1.5 million in the prior year period. A reconciliation of net loss to EBITDA is provided in the financial tables following this commentary.
The net loss for the three months was $11.3 million (or $0.82 per basic and diluted share), which included a non-cash ceiling write-down of oil and gas properties of $9.1 million, a non-cash negative change in derivative value of $3.5 million, and amortization and early

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extinguishment of loan costs of $0.5 million. For the previous year period, the net loss was $9.5 million (or $0.81 per basic and diluted share), which included a non-cash negative change in derivative value of $7.9 million, and amortization of loan costs and early extinguishment of debt charge of $1.1 million. The first quarter 2006 non-cash ceiling write-down of oil and gas properties was primarily due to an approximate 19% decline in natural gas prices from December 31, 2005 to March 31, 2006. Had subsequent commodity prices, which peaked on April 21, 2006, been utilized in the Company’s ceiling test, no write down would have been required.
Exploration and Production
Exploration and production generated revenue of approximately $2.4 million during the first quarter of 2006, a 64% increase from the approximate $1.4 million in the prior year period. Exploration and production operations produced approximately 320 MMcfe during the first quarter of 2006 (3.6 MMcfe per day, net), an increase of 20% from the 266 MMcfe (3.0 MMcfe per day, net) produced in the prior year period and essentially flat from the approximate 320 MMcfe (3.5 MMcfe per day, net) produced in the fourth quarter of 2005.
Production in Texas in the first quarter of 2006 increased by approximately 80% from the fourth quarter of 2005. Only a small number of wells accounted for the production increase in Texas and a greater number of wells, both existing and to be drilled, are expected to contribute meaningfully to production during the second quarter and beyond.
Production in the Rockies in the first quarter of 2006 declined by approximately 20% from the fourth quarter of 2005. The production decrease in the Rockies was due to the previously-announced production issues at the Wamsutter Arch Pipeline Field in January and February, partially offset by steady production of oil in Colorado. For the first quarter, gas production at the Pipeline Field declined by nearly 60% as compared to the first quarter of 2005. The production issues resulted from a multi-week delay for a service rig to repair producing wells which were damaged by a major freeze-up in a third-party midstream company’s gathering and pipeline system near the beginning of 2006.
The Company expects growing volumes of production in Texas, as drilling and completions occur on a continuous basis, and expects steady to slightly-declining oil production in Colorado. The increases are expected to more than offset the natural declines in production or additional operational issues at the Pipeline Field.
Oilfield Services
Oilfield services, provided by Consolidated Oil Well Services, Inc. (“Consolidated”), generated record quarterly revenue of $8.5 million in the first quarter of 2006, a 108% increase over the $4.1 million in the prior year period and a 37% sequential increase over the previous quarterly record of $6.2 million set in the fourth quarter of 2005.

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Consolidated performed 2,180 cementing, acidizing and fracturing jobs during the first quarter of 2006, a 59% increase over the 1,375 jobs in the prior year period and a 20% increase from the 1,811 jobs during the fourth quarter of 2005. In particular, Consolidated performed 623 fracturing jobs during the first quarter of 2006, more than tripling the 198 fracturing jobs in the prior year period and a 62% increase from the 384 fracturing jobs during the fourth quarter of 2005.
This growth is primarily due to continued strength in Consolidated’s operating markets, relatively good weather in the first quarter and the addition of new fracturing equipment during the first quarter of 2006.
Balance Sheet Data
At March 31, 2006, Infinity had cash and equivalents of $6.1 million, long-term indebtedness of $42.0 million (net of an $8.0 million debt discount) and stockholders’ equity of $22.4 million, as compared to cash and equivalents of $7.9 million, long-term indebtedness of $39.9 million (net of a $7.4 million debt discount) and stockholders’ equity of $30.2 million at December 31, 2005.
Statements of Cash Flows Data
Net cash provided by operating activities increased by 87% from $1.9 million in the first quarter of 2005 to $3.6 million in the first quarter of 2006. Net cash used in investing activities decreased by 13% from $15.0 million in the first quarter of 2005 to $13.0 million in the first quarter of 2006, including: (i) a $2.9 million, or 20%, decrease in exploration and production capital expenditures from $14.1 million in the first quarter of 2005 to $11.2 million in the first quarter of 2006 and (ii) a $0.7 million, or 68%, increase in oilfield services capital expenditures from $1.1 million in the first quarter of 2005 to $1.8 million in the first quarter of 2006. Net cash provided by financing activities decreased by 66% from $22.5 million in the first quarter of 2006 to $7.5 million in the first quarter of 2006.
Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are happy to once again report record results for Infinity during the first quarter of 2006. We believe our financial condition and cash flows are sound and that we are well-positioned to execute on our business plan of drilling and completing primarily horizontal wells targeting the Barnett Shale formation in Texas, as well as continuing to expand our oilfield services operations.”
Tuell continued: “Once again, Consolidated delivered unprecedented results and we have yet to see any lessening of that momentum, in spite of lower gas prices due to a record level of natural gas storage for this time of the year. Due to continued high oil prices and the long-term nature of our customers’ gas projects in the Mid-Continent and in the Powder River Basin, we believe Consolidated is well-positioned to be a primary beneficiary of that trend. As a result, and also due to the increase in our business mix towards higher revenue-per-job fracturing and stimulation work, we continue to expect significant growth in revenue, gross profit and cash flows from oilfield services.”

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Tuell added: “Our exploration and production division enjoyed strong production growth in the Fort Worth Basin during the first quarter of 2006, with production increasing approximately 80% over the fourth quarter of 2005 due to the initial results of our exploitation drilling and completion program which began contributing to results at the end of the fourth quarter of 2005. The pace of our drilling program remains on track for 18 to 20 horizontal Barnett Shale wells in Erath County during 2006, using just one drilling rig on a continuous basis.”
Tuell concluded: “During the second quarter of 2006, we expect a significant increase in gas production in Texas and expect stable to slightly declining oil production in the Sand Wash Basin. Partially offsetting this expected production growth in the second quarter is expected low production levels again at the Pipeline Field as we have continued to be impacted by third-party operational issues in April and May. Nevertheless, we estimate that production should grow by at least 25% during the second quarter of 2006 over the first quarter of 2006 and expect subsequent quarters to experience sequential growth as well.”
Webcast / Conference Call Reminder
The Company will host a conference call tomorrow morning, Thursday, May 11, 2006, at 12:00 p.m. Eastern time, to discuss the reported results in greater detail. The dial-in number for the call is 800-374-0113 (international participants should dial 706-758-9607). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time. The call will also be broadcast live and can be accessed via the Internet at http://www.b2i.us/external.asp?b=1253&id=274&from=wc&L=e or can be accessed at the Company’s website, www.infinity-res.com.
A replay of the conference call will be available approximately two hours after the completion of the call until May 25, 2006, by dialing 800-642-1687 (international callers should dial 706-645-9291) and entering the conference call pass code (8818618) and PIN (2743). The call will also be archived at http://www.b2i.us/external.asp?b=1253&id=274&from=wc&L=e or at the Company’s website, www.infinity-res.com.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. Infinity Energy Resources, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”

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Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include the expected drilling and completion activity in and resultant growing volumes of production from Texas during 2006, the expectation of steady to slightly-declining oil production in Colorado, expected declines of production at the Pipeline Field due to third-party operational issues, belief that oilfield service operations will continue to benefit from the long-term nature of natural gas projects of its customers and the resultant continued significant growth in revenue, gross profit and cash flows, and expected production growth in the second quarter of 2006 and in sequential production growth in ensuing quarters thereafter. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, political and regulatory risks, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, a decrease in demand for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, the unavailability of capital on acceptable terms, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.

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For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
ASSETS

	March 31, 2006	December 31, 2005
	(in thousands, except share and per share data)
Current assets
Cash and cash equivalents	$6,118	$7,942
Accounts receivable, less allowance for doubtful accounts of $70 (2006 and 2005)	4,742	4,748
Inventories	458	453
Prepaid expenses and other	313	422

Total current assets	11,631	13,565

Property and equipment, at cost, net of accumulated depreciation	10,954	11,489

Oil and gas properties, using full cost accounting, net of accumulated depreciation, depletion and amortization, and ceiling write-down:
Proved	43,961	43,699
Unproved	24,279	22,849
Intangible assets, at cost, less accumulated amortization	2,523	2,514
Other assets, net	222	168

Total assets	$93,570	$94,284

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable and current portion of long-term debt	$145	$288
Accounts payable	5,657	5,035
Accrued liabilities	5,484	6,314
Current portion of asset retirement obligations	288	284

Total current liabilities	11,574	11,921
Long-term liabilities
Production taxes payable	316	401
Asset retirement obligations, less current portion	1,163	1,129
Accrued interest	1,157	905
Derivative liabilities	14,958	9,837
Long-term debt, less current portion	42,039	39,874

Total liabilities	71,207	64,067

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.0001, authorized 10,000,000 shares, - 0 — shares issued and outstanding	—	—
Common stock, par value $.0001, authorized 75,000,000 shares, 14,015,133 (2006) and 13,501,988 (2005) shares issued and outstanding	1	1
Additional paid-in-capital	61,786	58,335
Accumulated deficit	(39,424)	(28,119)

Total stockholders’ equity	22,363	30,217

Total liabilities and stockholders’ equity	$93,570	$94,284

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended
	March 31,
	2006	2005
	(in thousands, except per share data)
Revenue
Oilfield services	$8,450	$4,070
Oil and gas	2,364	1,445

Total revenue	10,814	5,515

Cost of revenue
Oilfield services	3,873	2,004
Oil and gas production expenses	1,143	439
Oil and gas production taxes	201	169

Total cost of revenue	5,217	2,612

Gross profit	5,597	2,903
General and administrative expenses	1,700	1,280
Depreciation, depletion, amortization and accretion	1,564	1,586
Ceiling write-down of oil and gas properties	9,100	—

Operating income (loss)	(6,767)	37

Other income (expense)
Financing costs:
Interest expense	(771)	(517)
Amortization of loan discount and costs	(440)	(243)
Early extinguishment of debt	(122)	(904)
Change in derivative fair value	(3,460)	(7,913)
Gain (loss) on sales of assets	294	(1)
Other	(39)	78

Total other expense	(4,538)	(9,500)

Net loss before income taxes	(11,305)	(9,463)

Income taxes	—	—

Net loss	$(11,305)	$(9,463)

Net loss per share:
Basic and diluted	$(0.82)	$(0.81)

Weighted average shares outstanding:
Basic and diluted	13,824	11,619

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Three Months Ended
	March 31,
	2006	2005
	(in thousands)
Cash flows from operating activities
Net loss	$(11,305)	$(9,463)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	1,564	1,586
Ceiling write-down of oil and gas properties	9,100	—
Amortization of loan discount and costs	440	243
Non-cash early extinguishment of debt cost	122	681
Current interest expense settled by stock issuance	37	—
Changes in fair value of derivative instruments	3,460	7,913
Unrealized loss on commodity derivative instruments	57	—
(Gain) loss on sales of assets	(294)	1
Change in operating assets and liabilities:
Decrease in accounts receivable	6	72
Increase in inventories	(5)	(139)
Decrease in prepaid expenses and other	109	265
Increase in accounts payable	622	60
Increase (decrease) in accrued liabilities	(266)	728

Net cash provided by operating activities	3,647	1,947

Cash flows from investing activities
Capital expenditures — exploration and production	(11,204)	(14,064)
Capital expenditures — oilfield services	(1,816)	(1,080)
Proceeds from sale of fixed assets — exploration and production	—	133
Proceeds from sale of fixed assets — oilfield services	—	1
Proceeds from sale of fixed assets — corporate	62	—
Proceeds from note receivable	—	4
Increase in other assets	(54)	—

Net cash used in investing activities	(13,012)	(15,006)

Cash flows from financing activities
Proceeds from borrowings on long-term debt	8,000	30,000
Proceeds from issuance of common stock	22	3,979
Debt and equity issuance costs	(313)	(2,124)
Repayment of notes payable	(168)	(119)
Repayment of long-term debt	—	(9,252)

Net cash provided by financing activities	7,541	22,484

Net increase in cash and cash equivalents	(1,824)	9,425

Cash and cash equivalents, beginning of period	7,942	3,052

Cash and cash equivalents, end of period	$6,118	$12,477

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Non-GAAP Disclosures: Reconciliation of Net Loss to EBITDA (1)

	For the Three Months Ended
	March 31,
	2006	2005
	(in thousands)
Net loss	$(11,305)	$(9,463)
Adjustments:
Depreciation, depletion, amortization and accretion	2,004	1,829
Ceiling write-down of oil and gas properties	9,100	—
Non-cash expense related to the early extinguishment of debt	122	681
Interest expense	771	517
Change in derivative fair value	3,460	7,913
(Gain) loss on sale of assets	(294)	1
Unrealized loss on commodity derivative instruments	57	—
Income taxes	—	—

EBITDA	$3,915	$1,478

(1)	In this press release, the term “EBITDA” is used. EBITDA is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value, unrealized loss on commodity derivative instruments, and ceiling write-down of oil and gas properties. Infinity’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be equivalent to similarly titled measures of other companies.

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Selected Operating and Financial Data by Operating Division

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2006	2005	2005
Oilfield Service Statistics

Job type:
Cementing	970	942	721
Acidizing	587	485	456
Fracturing	623	384	198

Total jobs	2,180	1,811	1,375

Job revenue (in thousands):
Cementing	$3,156	$3,812	$1,887
Acidizing	1,776	564	877
Fracturing	3,601	2,681	1,103
Discounts and other	(83)	(890)	203

Total revenue	$8,450	$6,167	$4,070

Exploration and Production Statistics

Production Volumes:
Natural gas (MMcf)	207.0	195.3	211.5
Oil and condensate (MBbls)	18.8	20.8	9.1
Natural gas equivalents (MMcfe; 6:1)	319.5	319.9	266.1

Financial Results (in thousands):
Total revenue	$2,364	$2,638	$1,445
Production expenses	1,143	1,045	439
Production taxes	201	224	169

Financial Results, per Mcfe:
Total revenue	$7.40	$8.25	$5.43
Production expenses (1)	3.58	3.27	1.65
Production taxes	0.63	0.70	0.64

(1)	High per unit production expenses in the three months ended December 31, 2005 and March 31, 2006 include initial production expenses in the Fort Worth Basin and also a decline in production during the first quarter of 2006 at the Wamsutter Arch Pipeline Field due to shut-in production resulting from winter weather damage to a third-party gathering and pipeline system.
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